UNITES STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   December 30, 2005

MET-PRO CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	001-07763	23-1683282
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

160 Cassell Road, P.O. Box 144
Harleysville, Pennsylvania	19438
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 723-6751

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arangement of a Registrant.

(a)	Creation of a Direct Financial Obligation

On December 30, 2005, Met-Pro Corporation (the “Company”) and Perkasie Borough Industrial Development Authority (the “Issuer”) and Brown Brothers Harriman & Co. (the “Bank”) entered into a Financing Agreement in the aggregate principal amount of $4,000,000 to fund the costs of the expansion of the Company’s Fybroc Division plant (the “Project”) in Telford, Pennsylvania.  A Bond was issued and sold to the Bank at face amount with proceeds of the Bond sale lent to the Company to assist in financing the Project.  The Company shall pay the Bank: (i) quarterly installments on each interest payment date during the term of the agreement an amount sufficient to pay the interest then due on the Bond, (ii) on maturity date, the principal amount thereof then maturing and (iii) on redemption dates (if any), an amount equal to the redemption price due on such date.  The rate of interest on the Bond shall be a floating rate equal to the greater of (i) the LIBOR Rate less the LIBOR Adjustment and (ii) 2.50%.  The LIBOR Adjustment is equal to (i) 0.16% (16 basis points) or (ii) if at any time the borrower shall have delivered to the Bank a letter of credit in accordance with the Agreement, 0.66% (66 basis points).  LIBOR Rate refers to the three-month London Inter-Bank Offered Rate determined as of the opening of business on each interest payment date.  The maturity date of the Bond is April 6, 2021 with the Bond subject to optional and mandatory redemption prior to maturity.

The obligations of the Company are secured by (i) a grant to the Bank of security interest in certain equipment financed with proceeds of the Bond and (ii) a mortgage lien on certain real property and improvements.

The Financing Agreement includes two financial covenants (i) a fixed charges coverage ratio, measured as of the last day of each fiscal quarter on a four quarter basis of the four most recent quarters, which shall not be less than 1.05 to 1.00 and (ii) a leverage ratio, measured on a quarterly basis, which shall not at any time exceed 1.20 to 1.00.  The fixed charges coverage ratio refers to the ratio of (a) the sum of net income, depreciation and amortization, accrued and unpaid interest on indebtedness less extraordinary gains to (b) the sum of capital expenditures for maintenance, scheduled principal payments under all indebtedness, accrued and unpaid interest on indebtedness and stock payments.  The leverage ratio refers to the ratio of (a) aggregate liabilities of the borrower to (b) tangible net worth.

The Financing Agreement includes customary conditions that restrict the Company’s ability to, among other things, merge or consolidate with any other corporation, partnership or trust except for permitted corporate transactions as defined in the Financing Agreement; sell, lease, transfer or otherwise dispose of all or any material portion of its assets; make any material change in the nature of its business as conducted at the date hereof unless the change is considered a Permitted Transaction in which case the change shall not be deemed a material change in the nature of the Borrower’s business; or permit any lien to exist on the collateral.  The Financing Agreement also contains customary events of default including, among other things, nonpayment of interest or principal when due; occurrence of any change of control unless consented in writing by the Bank; or the commencement of a voluntary case or other proceeding seeking liquidation, reorganization or other relief under bankruptcy, insolvency or other similar law.  If any event of default under the Financing Agreement occurs the principal of the Bond then outstanding, together with interest accrued thereon, shall become due and payable immediately.

A copy of the Financing Agreement is filed as an exhibit hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

      Date:  March 12, 2010
MET-PRO CORPORATION

By: /s/ Raymond J. De Hont
Raymond J. De Hont,
President and Chief Executive Officer

Exhibit Index

Exhibit	Description

(10)(bg)	Financing Agreement dated December 30, 2005